FOR IMMEDIATE RELEASE

CNA FINANCIAL ANNOUNCES FIRST QUARTER 2023
NET INCOME OF $1.09 PER SHARE AND CORE INCOME OF $1.19 PER SHARE
•Net income of $297 million versus $295 million in the prior year quarter; core income up 9% to $325 million versus $298 million in the prior year quarter.
•P&C core income of $346 million versus $321 million, reflects higher investment income and record high pretax underlying underwriting income of $197 million, partially offset by higher pretax catastrophe losses and unfavorable prior period development.
•Net investment income up 17% to $525 million pretax, includes a $57 million increase from fixed income securities and other investments to $497 million and a $20 million increase from limited partnerships and common stock to $28 million.
•P&C combined ratio of 93.9%, compared with 91.9% in the prior year quarter, including 2.4 points of catastrophe loss impact compared with 1.0 points in the prior year quarter. The underlying combined ratio was 90.8% compared with 91.4%, in the prior year quarter. The underlying loss ratio was 59.8% and the expense ratio was 30.7%.
•P&C segments, excluding third party captives, generated both gross written premium and net written premium growth of 11%, or 12% excluding foreign currency fluctuations for the first quarter of 2023. P&C renewal premium change of +7%, with written rate of +5%, up a point from the prior quarter, and exposure change of +2%.
•Book value per share of $32.00; book value per share excluding AOCI of $44.21, a 2% increase from year-end 2022 adjusting for $1.62 of dividends per share.
•Board of Directors declares regular quarterly cash dividend of $0.42 per share.

CHICAGO, May 1, 2023 --- CNA Financial Corporation (NYSE: CNA) today announced first quarter 2023 net income of $297 million, or $1.09 per share, versus $295 million, or $1.08 per share, in the prior year quarter. Net investment losses for the quarter were $28 million compared to $3 million in the prior year quarter. Core income for the quarter was up 9% to $325 million, or $1.19 per share, versus $298 million, or $1.09 per share, in the prior year quarter.
Our Property & Casualty segments produced core income of $346 million for the first quarter of 2023, an increase of $25 million compared to the prior year quarter driven by higher investment income and record high pretax underlying underwriting income of $197 million, partially offset by higher pretax catastrophe losses and unfavorable prior period development. P&C segments, excluding third party captives, generated both gross written premium and net written premium growth of 11%, or 12% excluding foreign currency fluctuations for the first quarter of 2023 driven by rate of +5%, up a point from prior quarter, new business growth of +12% as compared with the prior year quarter and continued strong retention of 86%.
Our Life & Group and Corporate & Other segments produced a core loss for the first quarter of 2023 of $3 million and $18 million, respectively.
CNA Financial declared a quarterly dividend of $0.42 per share, payable June 1, 2023 to stockholders of record on May 15, 2023.

	Results for the Three Months Ended March 31
($ millions, except per share data)	2023	2022 (a)
Net income	$297	$295
Core income (b)	325	298

Net income per diluted share	$1.09	$1.08
Core income per diluted share	1.19	1.09

	March 31, 2023	December 31, 2022 (a)
Book value per share	$32.00	$31.55
Book value per share excluding AOCI	44.21	44.83
(a)As of January 1, 2023, the Company adopted LDTI using the modified retrospective method applied as of the transition date of January 1, 2021. Prior period amounts have been adjusted to reflect application of the new guidance.
(b)Management utilizes the core income (loss) financial measure to monitor the Company's operations. Please refer herein to the Reconciliation of GAAP Measures to Non-GAAP Measures section of this press release for further discussion of this non-GAAP measure.
"We had a great start to 2023 with strong production results across the business and core income up 9% to $325 million. Net investment income of $525 million increased $77 million over the first quarter of 2022 and our P&C underlying underwriting gain was up 19% to a record $197 million in the quarter.
Against a backdrop of yet another significantly elevated industry cat quarter, our pretax catastrophe losses were only $52 million or 2.4 points in the quarter, reflecting our disciplined underwriting of catastrophe exposures.
Net and gross written premium ex captives each grew by 11% and 12% excluding currency fluctuations. Our overall P&C rate increase rebounded to 5% in the quarter, up a point compared to the fourth quarter, and Commercial rates were up two points to 7% driven by strong Property pricing.
Given the strong start to 2023, the improved pricing in Commercial lines and the tailwind from higher fixed income yields, we are optimistic about our ability to leverage the continued favorable market conditions throughout the remainder of 2023," said Dino E. Robusto, Chairman & Chief Executive Officer of CNA Financial Corporation.

Property & Casualty Operations

	Results for the Three Months Ended March 31
($ millions)	2023	2022
Gross written premiums ex. 3rd party captives	$2,724	$2,454
GWP ex. 3rd party captives change (% year over year)	11%
Net written premiums	$2,247	$2,023
NWP change (% year over year)	11%
Net earned premiums	$2,133	$1,940
NEP change (% year over year)	10%
Underwriting gain	$130	$156
Net investment income	$301	$235
Core income	$346	$321

Loss ratio excluding catastrophes and development	59.8%	60.1%
Effect of catastrophe impacts	2.4	1.0
Effect of development-related items	0.7	(0.5)
Loss ratio	62.9%	60.6%

Expense ratio	30.7%	31.0%

Combined ratio	93.9%	91.9%
Combined ratio excluding catastrophes and development	90.8%	91.4%
•The underlying combined ratio improved 0.6 points as compared with the prior year quarter. The expense ratio improved 0.3 points driven by net earned premium growth of 10%. The underlying loss ratio improved 0.3 points as compared with the prior year quarter.
•The combined ratio increased 2.0 points as compared with the prior year quarter. Catastrophe losses were $52 million, or 2.4 points of the loss ratio in the quarter compared with $19 million, or 1.0 point of the loss ratio, for the prior year quarter. Unfavorable net prior period development increased the loss ratio by 0.7 points in the current quarter as compared with 0.5 points of favorable development improving the loss ratio in the prior year quarter.
•P&C segments, excluding third party captives, generated both gross written premium and net written premium growth of 11%, or 12% excluding foreign currency fluctuations for the first quarter of 2023.

Business Operating Highlights
Specialty

	Results for the Three Months Ended March 31
($ millions)	2023	2022
Gross written premiums ex. 3rd party captives	$886	$885
GWP ex. 3rd party captives change (% year over year)	—%
Net written premiums	$788	$771
NWP change (% year over year)	2%
Net earned premiums	$797	$772
NEP change (% year over year)	3%

Underwriting gain	$80	$88

Loss ratio excluding catastrophes and development	58.4%	58.9%
Effect of catastrophe impacts	—	—
Effect of development-related items	—	(1.3)
Loss ratio	58.4%	57.6%

Expense ratio	31.4%	30.9%

Combined ratio	90.0%	88.7%
Combined ratio excluding catastrophes and development	90.0%	90.0%
•The underlying combined ratio was consistent with the prior year quarter. The underlying loss ratio improved 0.5 points as compared with the prior year quarter. The expense ratio increased 0.5 points primarily driven by employee related costs.
•The combined ratio increased 1.3 points as compared with the prior year quarter. There was no net prior period development in the current quarter compared with 1.3 points of favorable development improving the loss ratio in the prior year quarter.
•Gross written premiums, excluding third party captives, were largely consistent with prior year quarter and net written premiums grew 2% for the first quarter of 2023.

Commercial

	Results for the Three Months Ended March 31
($ millions)	2023	2022
Gross written premiums ex. 3rd party captives	$1,440	$1,206
GWP ex. 3rd party captives change (% year over year)	19%
Net written premiums	$1,188	$1,001
NWP change (% year over year)	19%
Net earned premiums	$1,046	$904
NEP change (% year over year)	16%

Underwriting gain	$41	$48

Loss ratio excluding catastrophes and development	61.5%	61.5%
Effect of catastrophe impacts	4.2	1.8
Effect of development-related items	—	—
Loss ratio	65.7%	63.3%

Expense ratio	29.8%	30.7%

Combined ratio	96.0%	94.5%
Combined ratio excluding catastrophes and development	91.8%	92.7%
•The underlying combined ratio improved 0.9 points as compared with the prior year quarter due to an improvement in the expense ratio driven by net earned premium growth of 16%.
•The combined ratio increased 1.5 points as compared with the prior year quarter. Catastrophe losses were $44 million, or 4.2 points of the loss ratio in the quarter compared with $16 million, or 1.8 points of the loss ratio, for the prior year quarter.
•Gross written premiums, excluding third party captives and net written premiums both grew 19% for the first quarter of 2023.

International

	Results for the Three Months Ended March 31
($ millions)	2023	2022
Gross written premiums	$398	$363
GWP change (% year over year)	10%
Net written premiums	$271	$251
NWP change (% year over year)	8%
Net earned premiums	$290	$264
NEP change (% year over year)	10%

Underwriting gain	$9	$20

Loss ratio excluding catastrophes and development	57.5%	58.6%
Effect of catastrophe impacts	2.8	1.2
Effect of development-related items	5.1	—
Loss ratio	65.4%	59.8%

Expense ratio	31.8%	32.6%

Combined ratio	97.2%	92.4%
Combined ratio excluding catastrophes and development	89.3%	91.2%
•The underlying combined ratio improved 1.9 points as compared with the prior year quarter. The underlying loss ratio improved 1.1 points as compared with the prior year quarter. The expense ratio improved 0.8 points driven by net earned premium growth of 10%.
•The combined ratio increased 4.8 points as compared with the prior year quarter. Catastrophe losses were $8 million, or 2.8 points of the loss ratio in the quarter compared with $3 million, or 1.2 points of the loss ratio, for the prior year quarter. Unfavorable net prior period development increased the loss ratio by 5.1 points in the current quarter compared with no net prior period development in the prior year quarter.
•Excluding currency fluctuations, gross written premiums grew 17% and net written premiums grew 16% for the first quarter of 2023.

Life & Group

	Results for the Three Months Ended March 31
($ millions)	2023	2022 (a)
Net earned premiums	$115	$120
Net investment income	214	212
Core (loss) income	(3)	5
(a) As of January 1, 2023, the Company adopted LDTI using the modified retrospective method applied as of the transition date of January 1, 2021. Prior period amounts have been adjusted to reflect application of the new guidance.
Core results decreased $8 million for the first quarter of 2023 as compared with the prior year quarter primarily due to long term care policy buyouts.
Corporate & Other

	Results for the Three Months Ended March 31
($ millions)	2023	2022
Net investment income	$10	$1
Insurance claims and policyholders' benefits	(7)	(8)
Interest expense	28	28
Core loss	(18)	(28)
Core loss decreased $10 million for the first quarter of 2023 as compared with the prior year quarter driven by higher net investment income.
Net Investment Income

	Results for the Three Months Ended March 31
	2023	2022
Net investment income	$525	$448
Net investment income increased $77 million for the first quarter of 2023 as compared with the prior year quarter. The increase was driven by a $57 million increase in income from fixed income securities and other investments and a $20 million increase in income from limited partnership and common stock investments.
Stockholders' Equity
Stockholders’ equity of $8.7 billion improved 1% from year-end 2022 primarily due to net income and the effect of lower interest rates on the fair value of our fixed income securities partially offset by dividends paid to stockholders and the LDTI impact of a lower discount rate on policyholder benefit reserves.
Book value per share ex AOCI of $44.21 increased 2% from year-end 2022 adjusting for $1.62 of dividends per share.
As of March 31, 2023, statutory capital and surplus for the Combined Continental Casualty Companies was $10.5 billion.

Accounting Standards Update
In August 2018, the FASB issued ASU 2018-12, Financial Services-Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. The updated accounting guidance requires changes to the measurement and disclosure of long-duration contracts. For the Company, this includes the run-off long term care business in the Life & Group segment. The Company adopted the new guidance effective January 1, 2023, using the modified retrospective method applied as of the transition date of January 1, 2021. All prior period amounts have been adjusted to reflect application of the new guidance. While the requirements of the new guidance represent a material change from legacy accounting, the new guidance does not impact capital and surplus under statutory accounting practices, cash flows or the underlying economics of the business. Additional information regarding the Company’s adoption of ASU 2018-12 and the impact to historical financial results is contained in the Company's Q1 2023 Financial Supplement, furnished on Form 8-K, on May 1, 2023 with the Securities and Exchange Commission.

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. Backed by more than 125 years of experience, CNA provides a broad range of standard and specialized insurance products and services for businesses and professionals in the U.S., Canada and Europe.  For more information, please visit CNA at www.cna.com.
Contact

Media:	Analysts:
Jennifer Vaupel, 847-224-2464	Ralitza Todorova, 312-822-3834

Conference Call and Webcast/Presentation Information
A conference call for investors and the professional investment community will be held at 8:00 a.m. (CT) today. On the conference call will be Dino E. Robusto, Chairman and Chief Executive Officer of CNA Financial Corporation, Scott R. Lindquist, Executive Vice President and Chief Financial Officer of CNA Financial Corporation and other members of senior management. Participants can access the call by dialing (844) 481-2830 (USA Toll Free) or +1 (412) 317-1850 (International). The call will also be broadcast live on the internet and may be accessed from the Investor Relations page of the CNA website (www.cna.com). A presentation will be posted and available on the CNA website that will provide additional insight into the results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. An online replay will be available on CNA's website following the call. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting investor.relations@cna.com.
Definition of Reported Segments
•Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.
•Commercial works with a network of brokers and independent agents to market a broad range of property and casualty insurance products to all types of insureds targeting small business, construction, middle markets and other commercial customers.
•International underwrites property and casualty coverages on a global basis through a branch operation in Canada, a European business consisting of insurance companies based in the U.K and Luxembourg and Hardy, our Lloyd's Syndicate.
•Life & Group includes the individual and group run-off long term care businesses as well as structured settlement obligations not funded by annuities related to certain property and casualty claimants.
•Corporate & Other primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re, asbestos and environmental pollution (A&EP), a legacy portfolio of excess workers' compensation (EWC) policies and certain legacy mass tort reserves.
Financial Measures
Management utilizes the following metrics in their evaluation of the Property & Casualty Operations.
These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
•Loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums.
•Underlying loss ratio represents the loss ratio excluding catastrophe losses and development-related items.
•Expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums.
•Dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums.
•Combined ratio is the sum of the loss, expense and dividend ratios.
•Underlying combined ratio is the sum of the underlying loss, expense and dividend ratios.
Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.
Rate represents the average change in price on policies that renew excluding exposure change. For certain products within Small Business, where quantifiable, rate includes the influence of new business as well.
Exposure represents the measure of risk used in the pricing of the insurance product. The change in exposure represents the change in premium dollars on policies that renew as a result of the change in risk of the policy.
Retention represents the percentage of premium dollars renewed, excluding rate and exposure changes, in comparison to the expiring premium dollars from policies available to renew.

New business represents premiums from policies written with new customers and additional policies written with existing customers.
Gross written premiums ex. 3rd party captives represents gross written premiums excluding business which is ceded to third party captives, including business related to large warranty programs.
Development-related items represents net prior year loss reserve and premium development, and includes the effects of interest accretion and change in allowance for uncollectible reinsurance and deductible amounts.
Underwriting gain (loss) represents net earned premiums less total insurance expenses, which includes insurance claims and policyholders' benefits, amortization of deferred acquisition costs and other insurance related expenses, pre-tax.
Underlying underwriting gain (loss) represents underwriting results excluding catastrophe losses and development-related items.
Statutory capital and surplus represents the excess of an insurance company's admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices. Statutory capital and surplus as of the current period is preliminary.
The Company's investment portfolio is monitored by management through analysis of various factors including unrealized gains and losses on securities, portfolio duration and exposure to market and credit risk.
Reconciliation of GAAP Measures to Non-GAAP Measures
This press release also contains financial measures that are not in accordance with GAAP.  Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses. The calculation of core income (loss) excludes net investment gains or losses because net investment gains or losses are generally driven by economic factors that are not necessarily reflective of our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended March 31
($ millions)	2023	2022 (a)
Net income	$297	$295
Less: Net investment (losses) gains	(28)	(3)
Core income	$325	$298
(a)As of January 1, 2023, the Company adopted LDTI using the modified retrospective method applied as of the transition date of January 1, 2021. Prior period amounts have been adjusted to reflect application of the new guidance.
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended March 31
	2023	2022 (a)
Net income per diluted share	$1.09	$1.08
Less: Net investment (losses) gains	(0.10)	(0.01)
Core income per diluted share	$1.19	$1.09
(a)As of January 1, 2023, the Company adopted LDTI using the modified retrospective method applied as of the transition date of January 1, 2021. Prior period amounts have been adjusted to reflect application of the new guidance.

Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding AOCI allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	March 31, 2023	December 31, 2022 (a)
Book value per share	$32.00	$31.55
Less: Per share impact of AOCI	(12.21)	(13.28)
Book value per share excluding AOCI	$44.21	$44.83
(a)As of January 1, 2023, the Company adopted LDTI using the modified retrospective method applied as of the transition date of January 1, 2021. Prior period amounts have been adjusted to reflect application of the new guidance.
Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended March 31
($ millions)	2023	2022 (a)
Annualized net income	$1,189	$1,179
Average stockholders' equity including AOCI (b)	8,607	10,401
Return on equity	13.8%	11.3%

Annualized core income	$1,299	$1,191
Average stockholders' equity excluding AOCI (b)	12,060	12,271
Core return on equity	10.8%	9.7%
(a)As of January 1, 2023, the Company adopted LDTI using the modified retrospective method applied as of the transition date of January 1, 2021. Prior period amounts have been adjusted to reflect application of the new guidance.
(b)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statements
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties, please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
Any descriptions of coverage under CNA policies or programs in this press release are provided for convenience only and are not to be relied upon with respect to questions of coverage, exclusions or limitations. With regard to all such matters, the terms and provisions of relevant insurance policies are primary and controlling. In addition, please note that all coverages may not be available in all states.
“CNA" is a registered trademark of CNA Financial Corporation. Certain CNA Financial Corporation subsidiaries use the "CNA" trademark in connection with insurance underwriting and claims activities. Copyright © 2023 CNA. All rights reserved.

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